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                                                                    EXHIBIT 99.1

[LOGO OF MICROSEMI CORPORATION APPEARS HERE]

Microsemi and BKC Semiconductors Announce Merger Agreement

     SANTA ANA, Calif.--(BUSINESS WIRE)--Jan. 21, 1998-- Microsemi Corp., Santa Ana, (Nasdaq:MSCC), and BKC Semiconductors Inc., Lawrence, Mass., (Nasdaq:BKCS), Wednesday jointly announced that they have signed a definitive agreement whereby Microsemi will acquire BKC for $9.17 per share in cash.

     Microsemi intends to finance the acquisition with cash on hand and borrowings under its existing credit facilities. As a result of the merger, BKC will be a wholly owned subsidiary of Microsemi. The current plan is for BKC to operate as a stand-alone subsidiary.

     The merger is expected to be completed in late March or early April 1998, subject to BKC stockholder approval and satisfaction of other usual closing conditions.

     In a statement, Philip Frey Jr., chairman and chief executive officer of Microsemi, said, "The merger with BKC will be an important step in the continued growth of Microsemi's business and should enhance the company's ability to serve its expanding customer base."

     James Shiring, president and CEO of BKC, said, "The merger with Microsemi will greatly strengthen BKC's overall product technology portfolio breadth." Shiring added, "The fact that BKC will be operated as a stand-alone subsidiary should also mean continued job possibilities for our employees in Lawrence, Mass."

     Microsemi is a multinational supplier of high-reliability power semiconductors, surface-mount and custom diode assemblies for the electronics, computer, telecommunications, space, defense and medical markets.

     BKC manufactures discrete, single-function semiconductor devices used by industrial, automotive, defense, telecommunications and aerospace industries to convert and control electrical power in electronic equipment.

     Statements expressing the beliefs and expectations of management regarding future performance are forward-looking and involve risks and uncertainties, including, but not limited to, consummation of the transaction, Microsemi's ability to manage and integrate acquired businesses, quarterly fluctuations in results and other risks. These risks are and will be detailed from time to time in Microsemi's Securities and Exchange Commission filings, including Microsemi's Form 10-K for the year ended Sept. 28, 1997, and subsequent Form 10-Qs and 8-Ks, and in BKC's SEC filings, including BKC's Form 10-K for the year ended Sept. 30, 1997, and subsequent Form 10-Qs and 8-Ks. Actual results may differ materially from management's expectations.

     CONTACT:  Microsemi Corp.
               David R. Sonksen, 714/979-8220
                or
               Silverman Heller Associates
               Eugene G. Heller/Philip Bourdillon, 310/208-2550

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